UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  December 12, 2007

MZT Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12128	04-2985132
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

330 Nevada Street, Newton, Massachusetts	02460
(Address of principal executive offices)	(Zip Code)

(617) 928-0820

(Registrant’s telephone number, including area code)

Matritech, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 1.02	Termination of a Material Definitive Agreement.
Item 3.03	Material Modification to Rights of Security Holders.

On December 12, 2007, MZT Holdings, Inc. (formerly known as Matritech, Inc., the “Company”) consummated the sale of substantially all of its assets to Milano Acquisition Corp. (“Milano”), a wholly-owned subsidiary of Inverness Medical Innovations, Inc. (“Inverness”), pursuant to and on the terms set forth in an Asset Purchase Agreement dated August 27, 2007, by and among Inverness, Milano and the Company (the “Purchase Agreement”).

In connection with the consummation of the asset sale, on December 12, 2007, the Second Amended and Restated Security Agreement (the “Security Agreement’), by and between the Company and SDS Capital Group SPC, Ltd. as Collateral Agent on behalf of itself and the holders (the “Noteholders”) of (a) 15% Secured Convertible Promissory Notes dated January 13, 2006 (the “Series A Notes”), (b) the Series B 15% Secured Convertible Promissory Notes dated January 22, 2007 (the “Series B Notes”) and (c) the 15% Secured Promissory Notes, dated August 30, 2007 (the “Series C Notes”), pursuant to which the Company had granted liens against certain assets related to its NMP22® product line, was terminated in accordance with its terms.  Simultaneously and in exchange for the entry by the Company into a Collateral Assignment Agreement with the Collateral Agent (the “Collateral Assignment Agreement”), the Collateral Agent authorized the release of the security interest in the Company’s assets that had arisen under the Security Agreement.  The entry into the Collateral Assignment Agreement gave rise to a security interest granted to the Collateral Agent on behalf of itself and the Noteholders  in the agreement by and between the Company and a nationally recognized brokerage firm, which agreement relates to the sale by the Company of the shares of Inverness common stock received as consideration for the asset sale.

A copy of the Collateral Assignment Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference.  The description of the Collateral Assignment Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to such document.

Item 1.01	Entry into a Material Definitive Agreement.

On December 12, 2007, the Company and Noteholders holding a majority of outstanding principal value of the Series A Notes, the Series B Notes and the Series C Notes entered into a Consent that, among other things, directed the Collateral Agent, at the closing of the asset sale, in lieu of entering into a pledge agreement, as contemplated in the Security Agreement, to enter into the Collateral Assignment Agreement.  Among the majority holders entering into the Consent were David B. Musket, a director of the Company and various ProMed Funds with which Mr. Musket is affiliated.

A copy of the Consent is attached hereto as Exhibit 4.2 and incorporated herein by reference.  The description of the Consent contained in this Current Report on Form 8-K is qualified in its entirety by reference to such document.

On December 12, 2007, the Company and the remaining Noteholders holding Series A Notes and/or Series B Notes, who had not previously done so, entered into an Agreement and Amendment and Consent pursuant to which the signing Noteholders agreed not to issue a Default Notice (as defined in the Series A Notes and the Series B Notes, respectively) until the later of (a) ten business days after a registration statement on Form S-3 is declared effective by the Securities and Exchange Commission for the resale by the Company of shares of Inverness common stock received by the Company as proceeds of its asset sale to Milano or (b) the date of the closing of the asset sale by Matritech to Milano.  The Noteholders’ forbearance on issuance of a Default Notice is limited to a maximum of ninety days after the closing of the asset sale.  In addition, the Company agreed to pay to the signing Noteholders a prepayment premium, already designated in each of the Series A Notes and Series B Notes, upon repayment of these notes held by the signing Noteholders, regardless of the date of repayment.  The Company and the signing Noteholders further agreed to amend the Series B Notes of those holders to provide that the Default Amount (as defined in the Series B Notes) shall include a premium of 25%, rather than 20%, to make it equivalent to the amount of prepayment premium.  The Agreement and Amendment and Consent further provides that the signing Noteholders shall not be entitled to both a Default Amount and a prepayment premium.   A copy of the Agreement and Amendment and Consent is attached hereto as Exhibit 4.3 and incorporated herein by reference.  The description of the Agreement and Amendment and Consent contained in this Current Report on Form 8-K is qualified in its entirety by reference to such document.

Item 2.01	Completion of Acquisition or Disposition of Assets.

In a press release dated December 13, 2007, the Company announced the completion of the sale of substantially all of its assets to Milano, pursuant to and on the terms set forth in the Purchase Agreement.  The acquisition was completed on December 12, 2007.  A copy of this press release is attached hereto as Exhibit 99.1.

On December 12, 2007, as consideration for the acquisition, Inverness issued an aggregate of 616,671 shares of its common stock to the Company.  Based on the closing price of shares of Inverness common stock on December 12, 2007, the market value of the shares of Inverness common stock the Company received upon the closing of the asset sale was approximately $34.1 million.  The Company may receive up to an additional $2 million of incremental consideration, payable in cash and/or Inverness common stock, if the revenue associated with the assets acquired by Milano from the Company exceeds certain revenue targets in the twelve-month period following the closing of the asset sale.

Prior to the asset sale, in November 2006, the Company and Inverness had entered into a supply agreement and a distribution agreement.  For a further description of these agreements, please see the Current Report on Form 8-K filed by the Company on November 9, 2006.

Item 2.05	Costs Associated with Exit or Disposal Activities.

In connection with the closing of the asset sale, on December 12, 2007, the Company terminated substantially all of its employees.  In addition, upon the closing of the asset sale on December 12, 2007, the Company became obligated to make certain payments to employees party to change of control agreements, which agreements are further described in the Current Report on Form 8-K filed by the Company on March 21, 2006 and the Company’s definitive proxy statement, as filed with the Securities and Exchange Commission on November 14, 2007.  In light of recent amendments to the change of control agreement between the Company and one of its executive officers, the Company presently anticipates that the amount it is obligated to pay in respect of these change of control agreements ranges from $3,000,000 to $3,300,000.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In a press release issued on December 13, 2007, which is attached hereto as Exhibit 99.1, the Company announced that it intended to seek voluntary delisting of its common stock from the American Stock Exchange (“AMEX”), the principal exchange on which shares of its common stock are traded.  The Company also announced that it does not meet AMEX’s continued listing standards as set forth in Section 1003(a)(i), (ii) or (iii) of the AMEX Company Guide.  As announced in a press release issued on December 17, 2007, a copy of which is attached hereto as Exhibit 99.2, the Company has not made arrangements to list shares of its common stock on any other securities exchange.

On December 17, 2007, the Company submitted a letter to AMEX to commence the voluntary delisting of shares of its common stock from AMEX.  The Company intends to file a Form 25 related to its removal from listing on AMEX of shares of its common stock on December 27, 2007 and expects that its shares will officially be removed from listing on AMEX effective on January 7, 2008.

Item 3.03	Material Modification to Rights of Security Holders.
Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 12, 2007, with the written consent of more than 75% of the holders of outstanding Series A Convertible Preferred Stock (the “Series A Preferred Stock”), the Company filed an Amendment to its Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate”) with the Delaware Secretary of State’s Office.  As amended, the Certificate now provides that the Company shall be required to pay the liquidation preference owed on the shares of Series A Preferred Stock within ten business days following the later to occur of (a) the closing of the asset sale or (b) the effectiveness of the registration statement filed by Inverness covering the resale by the Company of the shares of Inverness common stock received as consideration for the asset sale.  The closing of the asset sale occurred on December 12, 2007 and the effectiveness of the resale registration statement occurred on December 13, 2007.

The Certificate is attached hereto as Exhibit 4.4 and is incorporated herein by reference. The description of the Certificate contained in this Current Report on Form 8-K is qualified in its entirety by such document.  The Certificate became effective upon filing with the Delaware Secretary of State.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the consummation of the asset sale, the Company’s Board of Directors accepted the resignations of all of the Company’s executive officers other than its Secretary, effective December 12, 2007.  In addition, on December 12, 2007, the Company’s Board of Directors elected Craig R. Jalbert, age 46, as the Company’s President and Treasurer.

Mr. Jalbert is a principal at Verdolino & Lowey, P.C. (“V&L”), an accounting firm that specializes in working with companies liquidating and winding up their operations.  Mr. Jalbert joined V&L in 1987 and has been involved in over 1,500 bankruptcy cases, including 150 chapter 11 cases, since 1990.  Prior to joining V&L, Mr. Jalbert worked as a Senior Auditor, Commercial Audit Division at Arthur Anderson & Co.  Mr. Jalbert currently serves on the board of directors of RNI Winddown Corporation, f/k/a Riverstone Networks, Inc., a Delaware corporation.

The Company has engaged V&L to assist the Company in planning for and completing its liquidation and dissolution process, which process was approved by the Company’s stockholders at a special meeting held on December 12, 2007.  The Company will pay V&L for the services it will provide, but will not pay Mr. Jalbert any additional direct compensation or benefits for his service as an officer of the Company.

For further information on the arrangements between the Company and V&L, including the fees to be paid by the Company to V&L, and the arrangements between the Company and Mr. Jalbert, including the Company’s commitment to indemnify Mr. Jalbert in certain circumstances, please see the Current Report on Form 8-K filed by the Company on December 12, 2007.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 12, 2007, with the consent of the holders of a majority in voting power of the Company’s outstanding capital stock, voting together as a single class, the Company filed an amendment to its certificate of incorporation changing the Company’s name from “Matritech, Inc.” to “MZT Holdings, Inc.”  A copy of this certificate of amendment is attached hereto as Exhibit 4.5 and is incorporated herein by reference.  The description of this certificate of amendment contained in this Current Report on Form 8-K is qualified in its entirety by such document.  This certificate of amendment became effective upon filing with the Delaware Secretary of State.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

4.1
Collateral Assignment Agreement, dated December 12, 2007, by and between MZT Holdings, Inc. and SDS Capital Group SPC, Ltd., as collateral agent for the holders of outstanding secured promissory notes issued by MZT on January 13, 2006, January 22, 2007 and August 30, 2007.

4.2
Consent of Holders of 15% Secured Convertible Promissory Notes dated January 13, 2006, Series B 15% Secured Convertible Promissory Notes dated January 22, 2007 and Series C 15% Secured Promissory Notes dated August 30, 2007 to entry by Collateral Agent into Collateral Assignment Agreement and related matters.

4.3	Agreement and Amendment and Consent of Certain Secured Convertible Promissory Notes dated January 13, 2006 and January 22, 2007.

4.4	Amendment to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of MZT Holdings, Inc., as filed with the Delaware Secretary of State on December 12, 2007.

4.5	Amendment to the Certificate of Incorporation of Matritech, Inc., as filed with the Delaware Secretary of State on December 12, 2007, changing the company’s name to “MZT Holdings, Inc.”

99.1	Press Release issued by the Company on December 13, 2007 announcing consummation of asset sale and other related matters.

99.2	Press Release issued by the Company on December 17, 2007 related to the Company’s current plans with respect to the listing of shares of its common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MZT HOLDINGS, INC.

Date: December 18, 2007	By:	/s/ Patricia Randall Name: Patricia Randall
Title: Secretary